CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-261412 on Form S-6 of our report dated January 11, 2022, relating to the financial statements of FT 9833, comprising 60/40 Strategic Allocation Port. 1Q '22 - Term 4/17/23 (60/40 Strategic Allocation Portfolio, 1st Quarter 2022 Series) and 75/25 Strategic Allocation Port. 1Q '22 - Term 4/17/23 (75/25 Strategic Allocation Portfolio, 1st Quarter 2022 Series), appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

January 11, 2022